MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE

As of and for the year ended October 31, 2002, Navistar Financial Corporation has complied, in all material respects, with their established minimum servicing standards for Navistar Financial Securities Corporation Trusts
as set forth in the Pooling and Servicing Agreement for Navistar Financial Dealer Note Master Trust (as
summarized in Appendix I).

October 16, 2003

By: /s/Phyllis E. Cochran
Phyllis E. Cochran
General Manager and Executive Vice President Officer
(Principal Executive and Operations Officer and Director and Authorized Signatory for Navistar Financial
Corporation)

By: /s/Andrew J. Cederoth
Andrew J. Cederoth
Vice President and Treasurer
(Principal Financial Officer and Director and Authorized Signatory for Navistar Financial Corporation)

------------------------------------------------------------------------------------------------------

APPENDIX I

MINIMUM SERVICING STANDARDS OF NAVISTAR FINANCIAL DEALER NOTE MASTER TRUST

The Servicer will

1.       Service and administer the Dealer Notes and collect payments in accordance with it customary and usual servicing procedures

2.       Will maintain sufficient insurance on the vehicles

3.       Maintain the original dealer note

4.       Clearly identify each dealer note transferred to the Master Trust in its computer records

5.       Deposit collections into the Collections Account as defined by the agreement

6.       Establish appropriate accounts for the administration of the servicing agreement and maintain adequate records of those accounts

7.       Direct the Master Trust Trustee to invest account deposits maintained overnight or longer only in eligible investments

8.       Apply and allocate collections and other amounts between investor classes, Seller and Servicer

9.       Prepare and deliver, as prescribed by the agreement, the monthly servicing and settlement statement when due

10.      Provide to the Master Trust Trustee around or about April 15 an opinion from an independent public accountant that the Servicer has sufficient internal controls to prevent and detect material errors

11.      Provide to the Master Trust Trustee around or about April 15 an opinion from an independent public accountant that all calculations in the monthly servicer certificates agree with the Servicer's computer reports

12.      Determine and provide notice to the appropriate parties regarding accumulation periods, as appropriate

13.      Determine and provide notice to the appropriate parties of any Servicer defaults or breach of Seller covenants

14.      Under specified conditions indemnify the Master Trust and Master Trust Trustee